Exhibit 3.4

AMENDMENT TO OPERATING AGREEMENT

OF

SENSUS HEALTHCARE, LLC,

DATED AS OF FEBRUARY 28, 2012

AMENDMENT TO THE OPERATING AGREEMENT OF
SENSUS HEALTHCARE, LLC

This Amendment to Operating Agreement (“Amendment”) is made and entered into as of the 28th day of February , 2012 (“Effective Date”), by Sensus Healthcare, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company is governed by that certain Operating Agreement effective as of September 30, 2010 (the “Agreement”); and

WHEREAS, this Amendment is intended to clarify the Agreement as to the Percentage Interests of the Members as of the Effective Date and otherwise amend the Agreement as set forth herein.

WHEREAS, pursuant to the provisions of Section 10.02(b) of the Agreement, the Board of Directors of the Company may amend the Agreement to reflect changes set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in the Agreement and in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

1. The parties agree that the recitals are true and accurate and hereby incorporate the recitals into this Amendment.

2. Section 5.01(b). The first sentence of Section 5.01(b) is hereby amended to replace the word “may” with the word “shall”.

3. Schedule A. Schedule A currently attached to the Agreement shall be deleted in its entirety and shall be replaced with Schedule A attached hereto and made a part hereof.

4. Except as modified by this Amendment, all of the provisions of the Agreement shall remain unchanged and in full force and effect.

[Signatures on the following page]

Exhibit 3.4

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE COMPANY:

SENSUS HEALTHCARE, LLC

By:	/s/ Joseph C. Sardano
Joseph C. Sardano, President

EXHIBIT “A” As of February 24, 2012
Name	Non-Cash Contributions Subject to 8% Preferred Return	Initial Capital Contributions Subject to 8% Preferred Return	Percentage Interest Excluding Warrants
Joseph C. Sardano, Initial Member	$150,000	$ -0-	20.43%
Stephen Cohen and Vicki Cohen, Initial 11ember	$ 50,000	$ -0-	12.52%
Richard Golin, Initial Member	$ 50,000	$ -0-	12.52%
Kalman Fishman and Michal Fishman, Initial Member	$ 50,000	$ -0-	12.52%
Stephen G. Arnold (CFO)	$ -0-	N/A	4.00%
Employee Pool (Reserved, Available)	$ -0-	N/A	1.00%
Mark Cherney, Board Member	$ -0-	N/A	0.30%
Samual O'Rear, Board Member	$ -0-	N/A	0.30%
John Heinrich, Board Member	$ -0-	N/A	0.30%
Annand Cognetta, Medical Advisory Board Member	$ -0-	N/A	0.30%
Charles P. Torrey, Jr. (Referral Agent)	$ -0-	N/A	1.80%
**6% Warrants have been drafted, but not issued and shall dilute Initial Members only
The Offering - Private Placement completed March 31, 2011 - All Investors	$ -0-	$6,416,500	34.00%
Detail Members	Non-Cash Contributions Not Subject to 8% Preferred Return	Initial Capital Contributions Subject to 8% Preferred Return	Percentage Interest